Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 28, 2007 with respect to management’s assessment of the effectiveness of internal control over financial reporting (which report expressed an unqualified opinion on management’s assessment and an adverse opinion on the effective operation of internal control over financial reporting) included in this Form 10K/A of Motorcar Parts of America, Inc. and subsidiaries for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Motorcar Parts of America, Inc. on Forms S-8 (File No. 333-114169, 333-103313 and File No. 333-144883 effective April 2, 2004, February 19, 2003 and July 26, 2007, respectively) and Form S-1 (File No. 333-144887).
/s/ GRANT THORNTON LLP
Irvine, California
October 15, 2007